EXHIBIT 11

OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(Amounts in millions, except per-share amounts)

	Periods Ended June 30
	Three Months		Six Months
	2007	2006	2007	2006
BASIC EARNINGS PER SHARE
Earnings applicable to common stock	$1,412	$860	$2,624	$2,091
Basic shares
Weighted average common
shares outstanding	872.1	864.2	871.6	853.3
Treasury stock	(38.9)	(11.8)	(36.6)	(6.6)
Vested, unissued shares	4.5	7.8	4.3	7.8
Basic shares	837.7	860.2	839.3	854.5
Basic earnings per share
Income from continuing operations	$1.36	$1.33	$2.76	$2.61
Discontinued operations, net	0.32	(0.33)	0.37	(0.16)
Basic earnings per common share	$1.68	$1.00	$3.13	$2.45
DILUTED EARNINGS PER SHARE
Earnings applicable to common stock	$1,412	$860	$2,624	$2,091
Diluted shares
Basic shares	837.7	860.2	839.3	854.5
Dilutive effect of stock options and
restricted share plans	4.1	7.5	3.9	9.8
Diluted shares	841.8	867.7	843.2	864.3
Diluted earnings per share
Income from continuing operations	$1.36	$1.32	$2.74	$2.58
Discontinued operations, net	0.32	(0.33)	0.37	(0.16)
Diluted earnings per common share	$1.68	$0.99	$3.11	$2.42